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                                                                    Exhibit 99.1
PRESS RELEASE

CONTACTS:

Stratasys, Inc.                            Objet Geometries, Ltd.
S. Scott Crump,  Stratasys CEO             Adina Shorr,  Objet  Geometries CEO
Tom Stenoien, Stratasys CFO                +972-(8)-931-4393
(952) 937-3000                             WWW.2OBJET.COM
WWW.STRATASYS.COM

                              FOR IMMEDIATE RELEASE
                              ---------------------

         STRATASYS AND OBJET GEOMETRIES ANNOUNCE DISTRIBUTION AGREEMENT:

 STRATASYS TO SELL INNOVATIVE OBJET EDEN 333 RAPID PROTOTYPING SYSTEMS IN NORTH
                                    AMERICA


 Partnership combines Stratasys' industry leadership and model durability with
                     Objet's feature detail and high speed

         MINNEAPOLIS, Sept. 9, 2003 - (Nasdaq: SSYS) 3D printing and rapid prototyping system maker, Stratasys today announced it has partnered with Objet Geometries, Ltd., a developer of rapid prototyping (RP) systems to exclusively distribute Objet's new Eden333TM system in North America.

         The new Eden333 uses Objet's PolyJetTM technology to rapidly produce ultra high-resolution models and prototypes for fit and form evaluation. This product complements Stratasys' current product line, which uses the established FDM technology to create models and prototypes for fit and form and durable enough for functional testing.


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Stratasys/Objet agreement
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          "We can now offer design engineers precision UV plastic prototypes for the first time. This allows Stratasys to immediately enter the rapidly expanding plastic jetting RP market. Our partnership with Objet solidifies Stratasys' strong position within the RP market by broadening our product offering and allowing us to expand our business with new applications," said Scott Crump, Chairman and CEO of Stratasys. "We've spent the past year researching and evaluating Objet's innovative plastic jetting technology and products, and we are proud to be the exclusive distributor for Objet in North America."

         "Stratasys has a proven track record and the sales, marketing and service infrastructure to turbo-charge sales of the Eden333 in North America," said Adina Shorr, CEO of Objet. "This partnership combines the power of our unique technology and product development expertise with Stratasys' industry leadership to create the perfect launching pad and ongoing support structure for this product platform. This proven technology has already delivered significant benefits to many customers worldwide."

         "The relationship between Stratasys and Objet is a great opportunity to expand the market for RP systems in the U.S.," said industry consultant Terry Wohlers, president of Wohlers Associates, Inc. "With both FDM and PolyJet technologies, Stratasys' highly developed distribution channel can now more easily address a wider range of applications for patterns, models and prototypes," Wohlers explained. "I've had the privilege of being involved with the two companies from their inception and can say with assurance that both have excellent people, products and strategies. This alliance will only strengthen Stratasys and Objet and their positions in the market place."

EDEN333 FROM STRATASYS: PRODUCT FEATURES

         The Eden333 uses PolyJet technology to precisely jet a proprietary photopolymer in super fine layers down to 16 microns (0.0006 inches). This results in smooth surfaces, fine details and fast build times for users.

         Like FDM technology, PolyJet technology uses environmentally stable, fully-cured materials for safe use in office environments. The Eden333 requires no special venting or facility modification.


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Stratasys/Objet agreement
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         The Objet Studio/TM/  software  pre-processes  STL files and suggests a build orientation based on part size or build speed required. The software creates a precise path for eight heads to jet a proprietary photopolymer for model building, and a second, gel-like photopolymer material for any necessary support structures. Support material can be brushed off with water or removed by a WaterJet system. The Eden333 features convenient front-loading cartridges, making reloading the photopolymer safe and simple.

         Additional product specs and highlights include:

         o        Compatibility: Windows NT 4.0, 2000 and XP

         o        System size and weight: 52" X 39" X 47", 900 pounds

         o        Model build envelope: 13.4" X 13" X 7.9"

         o        Network communication: LAN - TCP/IP

EDEN333 FROM STRATASYS: AVAILABILITY

         Commercial sales of the Eden333 begin immediately, with shipments starting this month. For more information, visit www.stratasys.com/NA/Eden333 -

CONFERENCE CALL

         Stratasys will hold a conference call September 9, 2003 at 9:00 a.m. Eastern Time to discuss its new distribution agreement. To access the call, dial 800-223-9488 or 785-832-1508 internationally. The conference I.D. is STRATASYS. A recording of the call will be available for two weeks following the conference call. To access this recording, dial 800-938-0996 or 402-220-1540 internationally.



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Stratasys/Objet agreement
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ABOUT STRATASYS, INC.

         Stratasys, Inc. is in the three-dimensional solid imaging business as a manufacturer of rapid prototyping systems for automotive, aerospace, industrial, recreational, electronic, medical and consumer product OEMs. The Company's patented Fused Deposition Modeling (FDM(R)) rapid prototyping processes create precision three-dimensional prototyping parts directly from 3D CAD systems. Stratasys holds more than 92 granted and pending patents worldwide focused on rapid prototyping. The Company is located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020 and its website is www.stratasys.com.

ABOUT OBJET GEOMETRIES, LTD.

         A pioneer in jetting photopolymers, Objet Geometries, Ltd. develops, produces and globally markets rapid prototyping systems and UV plastics that utilize PolyJet(TM) Polymer Jetting technology. Founded in 1998, Objet is privately owned and holds more than 30 granted and pending patents.

         This release is available on the Stratasys Website at WWW.STRATASYS.COM and at WWW.2OBJET.COM

                                      # # #


This news release contains forward-looking statements that involve risks and uncertainties. Introduction of new products and materials are subject to timely completion of development and timely manufacture, and the success of new products is subject to their operation in the field as well as customer acceptance. Other risks are detailed from time to time in Stratasys' SEC Reports, including the quarterly reports on Form 10-Q for March 31, 2003 and June 30, 2003 and the annual report on Form 10-K for the year ended December 31, 2002.